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         UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON, D. C.  20549

                       ------------------

                            FORM 8-K
                         CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


Date of Report (Date of earliest event reported)  October 4, 1999


                    SOUTHERN UNION COMPANY
     (Exact name of registrant as specified in its charter)



      Delaware                1-6407               75-0571592
(State or other juris-     (Commission         (I.R.S. Employer
diction of incorpora-      File Number)       Identification No.)
tion or organization)


        504 Lavaca Street, Eighth Floor                 78701
                Austin, Texas                         (Zip Code)
   (Address of principal executive offices)



        Registrant's telephone number, including area code:
                         (512)  477-5852



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ITEM 5.  OTHER EVENTS

On October 5, 1999 Southern Union Company (the "Company") and Fall River Gas Company (AMEX: FAL) announced that they have entered into a definitive merger agreement. The agreement calls for Southern Union Company to acquire Fall River Gas Company in a transaction valued at approximately $75 million, including assumption of debt. For each share of FAL common stock, FAL shareholders will receive a combination of Southern Union Company common stock or cash valued at $23.50 per share of FAL common stock. The agreement requires that at least 50 percent of the approximately 2.2 million outstanding shares of common stock of FAL be converted into the Company's common stock and up to the remaining 50 percent of FAL shares be converted into cash. The exchange ratio for the stock portion of the consideration is subject to an adjustment formula based on the average trading price of the Company's common stock during a ten-trading-day period ending three full trading days before the closing date of the merger. If the Company's average stock price per share for the adjustment period is either lower than $16.875 or higher than $19.6875 the portion of the purchase price payable in stock would be determined based upon a fixed exchange ratio calculated at such prices.

The agreement of merger is included herein as an exhibit to this Form 8-K. All descriptions to the terms thereof are qualified by reference thereto.

ITEM 7.  EXHIBITS

         2 Agreement of Merger between Southern Union Company and Fall River Gas Company dated as of October 4, 1999.

        20 Southern Union Company press release dated October 5, 1999 announcing its proposal to merge with Fall River Gas Company.



                          SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 SOUTHERN UNION COMPANY
                                 ----------------------
                                      (Registrant)


Date   October 8, 1999           By  RONALD J. ENDRES
      -----------------             ------------------
                                     Ronald J. Endres
                                     Executive Vice President and
                                       Chief Financial Officer


Date   October 8, 1999           By  DAVID J. KVAPIL
      -----------------             -----------------
                                     David J. Kvapil
                                     Senior Vice President and
                                       Corporate Controller
                                     (Principal Accounting
                                       Officer)